Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

John Steen
Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

EVERYBODY'S PHONE COMPANY
800241792

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Amendment for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 01/03/2013

Effective: 01/03/2013

John Steen
Secretary of State

CERTIFICATE OF AMENDMENT

OF

EVERYBODY'S PHONE COMPANY

FILED
In the Office of the
Secretary of State of Texas

JAN 03 2013

Corporations Section

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code, the undersigned filing entity adopts this Certificate of Amendment to its Certificate of Formation:

ARTICLE ONE

The name of the filing entity is EVERYBODY'S PHONE COMPANY (the "Corporation"). The Corporation is a for-profit corporation. The filing number issued by the Secretary of State is 800241792. The date of formation of the entity is September 2, 2003.

ARTICLE TWO

The amendment changes the article that states the number of shares the Corporation shall have authority to issue and the par value of those shares. The article in the Certificate of Formation is amended to read as follows:

> EVERYBODY'S PHONE COMPANY is authorized to issue 10,000,000,000 shares of class "A" common stock at a par value of $0.001 (one tenth of one cent) each. In addition, EVERYBODY'S PHONE COMPANY is authorized to issue 50,000,000 shares of preferred stock, par value of $1.00 (one dollar) each (the "Preferred Shares") and vest in the Corporation's Board of Directors the authority to establish series of unissued Preferred Shares by the designations, preferences, limitations and relative rights, including voting rights, of the Preferred Shares of any series so established to the same extent that such designations, preferences, limitations, and relative rights could have been fully stated in the Articles of Incorporation, and in order to establish a series, the Board of Directors shall adopt a resolution setting

forth the designation of the series and fixing and determining the designations, preferences, limitations and relative rights, including voting rights, thereof or so much thereof as shall not be fixed and determined by the Articles of Incorporation.

ARTICLE THREE

The amendment was approved in the manner required by the Texas Business Organizations Code and the governing documents of the Corporation.

ARTICLE FOUR

This document will become effective on the date it is filed with the Secretary of State.

ARTICLE FIVE

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

DATED this the third day of December, 2012.

EVERYBODY'S PHONE
COMPANY

By: ______________________
Norman George
President

Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

John Steen
Secretary of State

Office of the Secretary of State

January 04, 2013

Lawyer's Aid Service Inc
PO Box 848
Austin, TX 78767 USA

RE: EVERYBODY'S PHONE COMPANY
File Number: 800241792

It has been our pleasure to file the Certificate of Amendment for the referenced entity. Enclosed is the certificate evidencing filing. Payment of the filing fee is acknowledged by this letter.

If we may be of further service at any time, please let us know.

Sincerely,

Corporations Section
Business & Public Filings Division
(512) 463-5555

Enclosure